EXHIBIT 10.18

CERTAIN INFORMATION INDICATED BY [***] HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

Master Coal Purchase and Sale Agreement

between
Northern Coal Transportation Company
and
Heron Lake BioEnergy, LLC

Master Coal Purchase and Sale Agreement Index

Article 1.	General Terms and Definitions

Article 2.	Term

Article 3.	Quantity

Article 4.	Delivery and Transportation

Article 5.	Coal Quality Specifications

Article 6.	Sampling and Analysis

Article 7.	Weighing

Article 8.	Price and Price Adjustments

Article 9.	Invoices, Payments, Netting, Set off, and Credit Ratings

Article 10.	Force Majeure

Article 11.	Records, Audits, Access

Article 12.	Default, Remedies, and Termination

Article 13.	Notices

Article 14.	Cooperation

Article 15.	Warranty, Limitation on Liability, Duty to Mitigate & Indemnification

Article 16.	Limitation on Waiver

Article 17.	Confidentiality

Article 18.	Entirety, Amendments

Article 19.	Successors and Assigns

Article 20.	Governing Laws

Article 21.	Interpretation

Article 22.	Survival

MASTER COAL PURCHASE AND SALE AGREEMENT

This MASTER COAL PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into and is effective as of the 1” day of June, 2007, between Northern Coal Transportation Company, (“NCTC”), Seller and Heron Lake BioEnergy, LLC, (“Heron Lake”), Buyer. Both NCTC and Heron Lake may be individually referred to herein as a “Party” or collectively as “Parties”.

RECITALS

WHEREAS, each Party is engaged in the sale and/or purchase of Powder River Basin (“PRB”) Coal or other Coal. The Parties believe it will be mutually beneficial to set the terms and conditions under which such Coal sales and purchases may be made between them.

IN CONSIDERATION of the mutual covenants and promises set forth hereafter, the Parties to this Agreement, intending to legally bind themselves, agree now as follows:

ARTICLE I.
GENERAL TERMS AND DEFINITIONS

1.01                        The terms of this Agreement shall govern all purchases and sales of Coal between the Parties (hereinafter “Transactions”) or options thereon during the term of this Agreement unless the Parties expressly indicate otherwise. All amendments, modifications, revisions and changes to this Agreement or any related Transaction or option must be in writing and signed by both Parties. If the Parties enter into an option concerning the purchase and/or sale of Coal, the terms and conditions of this Agreement and the Confirmation Letter shall govern the Transaction once the option has been exercised.

1.02                        For individual Transactions, the Parties shall enter into a written Confirmation Letter (hereinafter “Confirmation”) that sets forth and defines the following: the Buyer, the Seller, the price, price adjustments, quantity, term, quality specifications, mine(s), and any other Transaction-specific provisions mutually agreed upon by the Parties. All Confirmations shall be in writing, signed by both Parties. The Parties intend the provisions of each individual Confirmation and the provisions of this Agreement be construed as one single integrated agreement and that without a written Confirmation the Parties would not otherwise enter into a Transaction. Any inconsistency or conflict between provisions of the individual Confirmation and provisions of this Agreement shall be resolved in favor of any provisions of the Confirmation.

1.03                        Each of the following terms when used in this Agreement will have the meaning given to it in this section:

a)                                      “Actual Btu” means the monthly ton-weighted average as-received calorific value (stated in Btu/lb.).

b)                                      “Buyer” means the Party to a Transaction who is obligated to purchase and receive Coal, or causes Coal to be received.

c)                                      “Claim” means all claims or actions threatened or filed that directly or indirectly relate to the subject matter of this Agreement, including but not limited to indemnity, the resulting losses, damages, expenses, reasonable attorneys’ fees and costs.

d)                                      “Coal” means any and all Coal to be sold by Seller and purchased by Buyer pursuant to the terms and conditions of this Agreement.

e)                                      “Electronic” means faxes, telegraphs, emails, and all other forms of electronic data transfer.

f)                                        “Standard Btu” means the standard calorific value as set forth in a Confirmation (stated in Btu/lb.) and is the basis for a price adjustment as described in Section 9.03.

g)                                     “Seller” means the Party to a Transaction who is obligated to sell and deliver Coal or causes Coal to be delivered.

h)                                     “Ton” means 2,000 pounds avoirdupois.

i)                                        “Loading Provisions” means the terms and conditions of Buyer’s transportation contracts or excerpts thereof that Seller has reviewed and approved. The Loading Provisions are further described in Section 4.04 and attached as Exhibit A.

ARTICLE II.
TERM

2.01                        This Agreement shall begin on the date first set forth above and shall continue in effect until terminated by either Party upon sixty (60) days written notice to the other Party, which right of termination shall be each Party’s absolute right to exercise. Termination of this Agreement under this Article shall not affect either Party’s rights and obligations with respect to any Transactions that have been agreed to in writing in a Confirmation prior to termination.

ARTICLE III.
QUANTITY

3.01                        Buyer shall be obligated to purchase and pay for, and Seller shall be obligated to sell and tender for delivery, the amount of Coal agreed to in a Confirmation, except as may be limited by Article 10 of this Agreement.

ARTICLE IV.
DELIVERY AND TRANSPORTATION

4.01                        For each Transaction, Seller agrees to tender to Buyer and Buyer agrees to accept from Seller the quantity of Coal as provided in the relevant Confirmation. Seller shall tender the Coal to Buyer in accordance with reasonable monthly delivery schedules to be submitted by Buyer in accordance with the Agreement and the Confirmation. Schedules shall be based on a ratable monthly basis unless otherwise agreed to by both Parties. In addition, Buyer shall provide Seller with annual schedules. If the Seller objects to a schedule submitted by Buyer, Seller shall notify Buyer of its objections within fifteen (15) days of Seller’s receipt of such schedule and the Parties shall work together in good faith to agree on a reasonable and mutually acceptable schedule. The mine(s) used to source the Coal supplied under this Agreement shall be any mine set forth in the Confirmation.

ARTICLE V.
COAL QUALITY SPECIFICATIONS; TITLE & RISK OF LOSS

If the Parties set forth coal quality specifications in a Confirmation, the following Sections shall apply with respect to those specifications.

5.01                        At the Delivery Point, all tendered Coal shall be raw, substantially free of magnetic material and other foreign material impurities, and crushed to a maximum size as set forth in the Confirmation as determined in accordance with applicable American Society of Testing and Materials (ASTM) standards.

5.02                        If any Shipment of Coal triggers any of the Rejection Limits specified in the Confirmation for a Transaction (a “Non-Conforming Shipment”), Buyer shall have the option, within twenty-four (24) hours of Buyer’s receipt of the quality analysis of the Coal, of either (i) rejecting such Non-Conforming Shipment prior to unloading the Coal, or, (ii) accepting the Non-Conforming Shipment and in addition to any quality adjustments outlined in the Confirmation, reducing the price of Coal for such trainload by $0.50 per ton. If Buyer fails to timely exercise its rejection rights under this Section as to a Shipment, Buyer shall be deemed to have waived such rights to reject with respect to that Shipment only. Buyer’s failure to timely exercise such notice does not constitute a waiver of its right to any penalty adjustment provided for herein or in the relevant Confirmation. If Buyer timely rejects the Non-Conforming Shipment, Seller shall be responsible for promptly transporting the rejected Coal to an alternative destination determined by Seller and, if applicable, promptly unloading such Coal. Seller shall reimburse Buyer for all reasonable costs and expenses associated with the transportation, storage, handling and removal of the Non-Conforming Shipment. Buyer shall cooperate with Seller in minimizing Seller’s cost of redirecting the rejected Coal. Seller shall replace the rejected coal within a reasonable period of time

5.03                        The Parties recognize during the performance of a Transaction, legislative, regulatory bodies or the courts may adopt environmental laws, rules, and regulations that will make it impossible or commercially impracticable for Buyer to utilize Coal purchased under this Agreement. If, as a result of the adoption of such laws, rules, and regulations or changes in the interpretation or enforcement thereof, Buyer, in good faith, decides it will be impossible or commercially impracticable for Buyer to utilize such Coal, Buyer shall promptly notify Seller in writing. After receiving such notification, Buyer and Seller shall promptly consider whether corrective actions can be taken in the mining and preparation of the Coal, in the operation of Buyer’s generating station, or in Seller’s substituting different source Coal. If in the Parties’ reasonable judgment such actions will make it impossible and commercially impracticable for Buyer to utilize tendered Coal without violating any applicable law, regulation, policy, or order, Buyer shall have the right, upon sixty (60) days notice to Seller, to terminate the Transaction without further obligation on the part of either Party. Termination shall be the sole remedy of Buyer and Seller under this section.

5.04                        If during the term of this Agreement, Buyer is unable to handle or burn the coal supplied by Seller satisfactorily, even though the coal complies with all quality specifications set forth in this Agreement and applicable Confirmation, and provided that Buyer’s inability to handle or burn the coal supplied satisfactorily is not caused by any act, omission or fault attributable to Buyer, then Buyer shall have the following rights if Buyer provides written notice to Seller promptly upon discovering the unsatisfactory combustion or handling condition.

a)                                      Upon receipt of Buyer’s notice, Buyer and Seller shall meet as soon as possible in order to determine if Seller’s coal can continue to be utilized by Buyer. Buyer and Seller shall consult with each other in a good faith attempt to determine a mutually acceptable solution to the problem, which solution may include, without limitation, Seller providing alternate sourced coal or modifications to Buyer’s facilities and/or the operating procedures required in order to burn Seller’s coal satisfactorily, provided such modifications and/or operating procedures are physically and economically reasonable for Buyer to undertake, in Buyer’s sole judgment.

b)                                      In the event Buyer and Seller do not reach a mutually acceptable solution to the problem within sixty (60) days after receipt of Buyer’s notice, Buyer shall have the right to terminate this Agreement upon written notice to Seller. Upon termination of this Agreement pursuant to this Section 5.03, neither Buyer nor Seller shall have any further obligation or liability to each other under this Agreement, except for Buyer’s obligation to pay for prior shipments of coal.

5.05                        Title to the Coal and all risk of loss shall pass to Buyer upon unloading all railcars in each unit train at the Delivery Point

ARTICLE VI.
SAMPLING AND ANALYSIS

6.01                        Seller shall cause, at its expense, the Coal in each unit train to be sampled and analyzed at the individual mine in accordance with applicable ASTM standards. Buyer shall have the right, at its own risk and expense, to have a representative present at any and all times to observe sampling and analysis procedures. All samples shall be divided into three (3) parts and put in suitable airtight containers. One part shall be furnished to Buyer or its designee upon request for its analysis, one part shall be retained for analysis by Seller or its designee (which analysis shall be the basis for payment), and the third part shall be retained by Seller or its designee in one of the aforesaid containers properly sealed and labeled for a period thirty (30) days after the date of sample collection.

6.02                        In the event a dispute arises between Buyer and Seller within thirty (30) days of Seller’s analysis due to a difference between Buyer and Seller’s short proximate analyses of a sample that exceeds the ASTM interlab repeatability limits, an independent testing laboratory, mutually agreeable to Buyer and Seller, will be retained to analyze the third part of such sample. The Party whose calorific value analysis and/or sulfur analysis is closest to the independent analysis shall prevail and such Party’s calorific value analysis and/or sulfur analysis shall govern for the trainload in question. In such case, the cost of the analysis made by such independent testing laboratory will be borne by the Party whose calorific value analysis and/or sulfur analysis is furthest from the independent analysis and therefore, not used. In the event both Parties’ calorific value analyses and/or sulfur analyses differ from the independent testing laboratory’s result by the same amount, the independent testing laboratory’s result shall govern for the trainload in question and the Parties shall share equally the cost of the independent testing.

ARTICLE VII.
WEIGHING

7.01                        Certified commercial scales at Seller’s train loading facility at each individual mine will determine weights. Scales shall be calibrated and tested as customary in industry practice with copies of calibration and testing reports provided to Buyer upon request. If Seller’s scales are not available to determine the valid net weight of all of the railcars in a unit train but valid weights are obtained for thirty (30) or more railcars in such train, the arithmetic average of all of the valid net weights of the thirty or more railcars in such train shall be used as the net weight for each railcar in such train for which a valid net weight was not determined by Seller’s scales. If Seller’s scales are inoperative or fail to determine the valid net weight of at least thirty (30) railcars in a unit train, the weighted arithmetic average of the net railcar weights of the previous ten (10) unit trainloads of Coal shipped to Buyer shall be used as the net weight for each of the unweighed railcars in such train. The calculation of the weighted arithmetic average net weight for the previous ten (10) unit trainloads shall exclude all bad-order railcars, which were not loaded, and any trainload of Coal for which the net weights were estimated on thirty (30) or more railcars. The Buyer shall be notified electronically immediately after the above instance occurs.

ARTICLE VIII.
PRICE AND PRICE ADJUSTMENTS

8.01                        For all Coal delivered under this Agreement, Buyer shall pay Seller the base price as set forth in the Confirmation.

8.02                        Seller shall be solely responsible for all assessments, fees, costs, expenses, and taxes relating to the mining, production, sale, use, loading and tender of Coal to Buyer or in any way accruing or levied prior to transfer of title to the Coal to Buyer and including, without limitation, severance taxes, royalties, ad valorem, black lung fees; reclamation fees and other costs, charges and liabilities. The base price Includes reimbursement to Seller of all environmental, land restoration and regulatory costs, including without limitation any reclamation costs required under applicable federal, state or local law as of the date of the Transaction. Buyer shall be responsible for any sales and/or use tax unless Buyer provides Seller an appropriate exemption certificate or similar document. The base price shall be subject to adjustments for changes in existing laws and regulations (including changes in levies and rates), or new laws or regulations, or changes in interpretations thereof enacted and in force during the term of sale set forth in the Confirmation that change Seller’s costs of producing Coal for delivery pursuant to any Confirmation. Notwithstanding the above, no price adjustment will occur under this Section until the cumulative effect of all such changes equals or exceeds $0.05 per ton for any calendar year under a Transaction. Seller shall use commercially reasonable best efforts to inform Buyer of any such change as soon as Seller becomes aware of such change and its effect on the base price of Coal hereunder.

8.03                        The base price may also include an adjustment based upon the calorific value, sulfur content or other qualities of the Coal as the Parties may mutually agree upon and as set forth in the Confirmation.

8.04                        In the event either the railroads or Buyer requires Seller to put additives in coal, including, without limitation, any dust control additives, treatments or processes, Seller may invoice Buyer at the reasonable costs of providing such services, which shall include but not be limited to, chemical costs, water costs, chemical application, application equipment maintenance and any royalties payable on the additive application. Any additives used shall be selected by Seller and will be industry qualified for use in the respective application.

ARTICLE IX.
INVOICES, PAYMENTS, NETTING, SET OFF, AND CREDIT RATINGS

9.01                        Based on Seller’s weights, Seller will invoice Buyer twice a month for all Coal delivered. Invoices for quality adjustment, as provided in a Transaction, shall be issued monthly, based on Seller’s analyses. Seller shall clearly indicate Buyer’s applicable purchase order number on all invoices. Each invoice shall state for each trainload of Coal: the quantity of Coal delivered, the Actual Btu and SO2, % Na2O in ash (if set forth in the Confirmation) and the invoice price and any other required quality adjustment. Invoices shall be mailed or electronically transmitted, as applicable, to:

Invoices to Heron Lake:

Heron Lake BioEnergy, LLC
Attn:Bob Ferguson
201 10th Street
Heron Lake, MN 56137

Invoices to NCTC:

Northern Coal Transportation Company
Attn: Revenue Accounting
505 S. Gillette Avenue
Gillette, WY 82716

ACH/Wires to NCTC:

Northern Coal Transportation Company/Rio Tinto Energy America Inc.
Account # 060-00298-13
Wells Fargo Bank
41 East 100 South
Salt Lake City, UT 84111
ACH ABA # 124000012
Wire ABA # 121000248

Payment Detail:

To ensure proper allocation of payments to appropriate invoice, e-mail invoice numbers and amounts to: Doreen.Heuck@riotinto.com or information may be faxed to (307) 685-6010.

9.02                        For all invoices, payment will be made within 10 business days of receipt of that invoice. Amounts shall be paid via electronic means (i.e., ACH or Federal Reserve wire transfer of funds). The wire transfer of funds shall be sent to Seller’s bank as indicated on the invoice.

9.03                        In the event Buyer in good faith disputes part or all of an invoice, notice of the disputed portion, with reasons for dispute, must be given prior to the due date of the invoice and the undisputed portion shall be paid by the due date. If the disputed portion is determined to have been properly due and payable, interest on that portion in dispute and which has not been paid shall accrue from the date that portion was due and payable. If a disputed portion is paid and is later determined not to have been properly due and payable, interest will similarly be refunded from the date payment had been received. Interest shall be paid at one (1) percentage point over the then current U.S. prime rate as listed in the Money Rates section of The Wall Street Journal. All invoices will be final and not subject to further adjustments or correction unless objection to the accuracy thereof is made prior to the lapse of one (1) year after the termination of the applicable Transaction.

9.04                        If each Party or Party’s affiliate is required to pay an amount to the other Party in the same invoice period, then such amounts with respect to each Party may be aggregated and the Parties may discharge their obligations to pay through netting; in which case, the Party owing the greater aggregate amount shall pay to the other Party the difference between the amounts owed.

9.05                        Each Party reserves to itself all rights, setoffs, counterclaims, and other remedies and defenses to the extent not expressly denied or waived herein which such Party has or may be entitled to arising from or out of this Agreement. All outstanding Transactions and the obligations to make payment in connection under this Agreement may be offset against each other, set off, or recouped therefrom.

9.06                        If a Party fails to pay amounts under this Agreement within 10 business days after receipt of invoice, unless such amount is the subject of a dispute as provided above, or is excused by Article 10, in addition to the rights and remedies otherwise provided in this Agreement, the aggrieved Party shall have the right to suspend performance under any or all Transactions under this Agreement. If such failure to pay continues for an additional 5 business days, the aggrieved Party shall have the right to terminate this Agreement and all Transactions and shall be entitled to all other rights under this Agreement.

9.07                        Should the creditworthiness or either Party’s ability to perform become unsatisfactory to the other Party, or if situations develop where either Party could reasonably conclude that a credit downgrade or protection under bankruptcy code is imminent, then the failing Party will provide satisfactory security or assurances.

9.08                        If a Party’s or any of its affiliates’ credit falls below investment grade (BBB- as defined by Standard & Poor’s, Moody’s, or the equivalent), the failing Party shall provide the non-failing Party with a mutually agreed upon credit enhancement in the form of, but not limited to, letters of credit, compressed payment terms or cash on delivery. If the failing Party does not provide an acceptable credit enhancement within 48 hours of notice, the non-failing Party shall have the right to suspend shipments and seek remedies as set forth in this Master Agreement.

ARTICLE X.
FORCE MAJEURE

10.01                 The term “Force Majeure” as used herein shall mean an act or event that is not reasonably within the control and is without the fault of the Party claiming Force Majeure including without limitation, acts of God; acts of the public enemy; insurrections; terrorism; riots; labor disputes; boycotts; fires; explosions; floods; breakdowns of or damage to major components or equipment of Buyer’s generating station, Seller’s mine, or transmission systems or Buyer’s transportation; embargoes; acts of judicial or military authorities; acts of governmental authorities; inability to obtain necessary permits, licenses, and governmental approvals after applying for same with reasonable diligence; or other causes which prevent the producing, processing, and/or loading of Coal by Seller, or the receiving, accepting, unloading and/or utilizing of Coal by Buyer. Force Majeure includes the failure of a Party’s contractor(s) to furnish labor, services, Coal, materials or equipment in accordance with its contractual obligations (but solely to the extent such failure is itself due to Force Majeure).

10.02                 If, because of Force Majeure, either Party fails to perform any of its obligations under this Agreement (other than the obligation of a Party to pay money), and if such Party shall promptly give to the other Party written notice of such Force Majeure, then the obligation of the Party giving such notice shall be suspended to the extent made necessary by such Force Majeure and during its continuance; provided, the Party giving such notice shall use good faith efforts to eliminate such Force Majeure, insofar as reasonably possible, with a minimum of delay. Should the situation of Force Majeure exceed sixty (60) consecutive days, the Party not affected by the Force Majeure event may, at its option, terminate the Transaction in whole or in part and neither Party shall have any further obligation to the other Party; however, each Party shall be obligated to make any payments which had become due and payable prior to such termination. Any deficiencies in deliveries of Coal caused by an event of Force Majeure shall not be made up, except by mutual consent. The affected Party shall provide suitable proof to the other Party to substantiate any claim made under this Article 10.

10.03                 Both Parties agree significant capital expenditures and settlement of strikes and lockouts shall be entirely within the discretion of the Party having the difficulty. The above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require significant capital expenditure or settlement of strikes and lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the discretion of the Party having difficulty.

10.04                 The loss of Buyer’s markets or Buyer’s inability to economically use or resell Coal purchased hereunder, the loss of Seller’s supply or Seller’s ability to sell Coal to a market at a more advantageous price, the change in the market price of Coal or price of power, or regulatory or contractual disallowance of the pass-through of the costs of Coal or other related costs shall not constitute events of Force Majeure.

ARTICLE XI.
RECORDS, AUDITS, ACCESS

11.01                 Seller shall maintain books and records relating to the supply of Coal under this Agreement and the applicable Transaction for a period of not less than two (2) years after the end of each calendar year for all Coal tendered during such calendar year.

11.02                 Upon reasonable notice and during normal business hours, Buyer and/or Buyer’s independent auditors shall have the right to inspect Seller’s books and records relating to all provisions of this Agreement which include Coal quality, quantity shipped, and price adjustments or as may be necessary to satisfy inquiries from governmental or regulatory agencies, but only to the extent necessary to verify the accuracy of any statement, charges or computations made pursuant to this Agreement and/or a Transaction. Seller shall make a reasonable effort to facilitate Buyer’s inspection of such records in Seller’s possession. Buyer and its auditors, to the extent permitted by law or regulation, shall treat all such information as confidential.

ARTICLE XII.
DEFAULT, REMEDIES, AND TERMINATION

12.01                 The remedies set forth in this Section 12.01 shall cover the non-defaulting Party’s remedies for the defaulting Party’s failure to perform prior to any termination for default that may occur.

a)             As an alternative to the damages provision below, if the Parties mutually agree in writing, the non-performing Party may schedule deliveries or receipts, as the case may be, pursuant to such terms as the Parties agree in order to discharge some or all of the obligation to pay damages. In the absence of such agreement, the damages provision of this Article shall apply.

b)             Unless excused by Force Majeure, if Seller fails to deliver the quantity of Coal in accordance with the applicable Confirmation and this Agreement, Seller shall pay to Buyer an amount for each ton of Coal of such deficiency equal to the differential In cost between a reasonably priced supply of replacement Coal delivered to Buyer’s facilities and the adjusted base price of the Coal, on an equivalent per mmBtu SO2 adjusted basis; except that if such difference is negative, then neither Party shall have any obligation to make any deficiency payment to the other.

c)             Unless excused by Force Majeure, if Buyer fails to accept delivery of the quantity of Coal in accordance with the applicable Confirmation and this Agreement, Buyer shall pay to Seller an amount for each ton of Coal of such deficiency equal to (i) the base price agreed to for the specific Transaction minus the highest reasonable market price on an equivalent per mmBtu S02 adjusted basis at which Seller is able, or (ii) would be able, to sell or otherwise dispose of the Coal at the time of Buyer’s breach; except that if such difference is negative, then neither Party shall have any obligation to make any deficiency payment to the other.

d)             Buyer and Seller shall be subject to commercially reasonable good faith obligation to mitigate any damages hereunder.

12.02                 The occurrence of any of the following shall constitute an “Event of Default”;

a)             Failure by either Party to pay any amounts due.

b)             Either Party materially breaches any contractual obligation under this Agreement.

c)             Either Party (i) makes any general assignment or any general arrangement for the benefit of creditors, (ii) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors or has such a petition involuntarily filed against it and such petition is not withdrawn or dismissed within thirty (30) days after such filing, (iii) otherwise becomes bankrupt or insolvent (however evidenced), or (iv) is unable to pay its debts as they fall due.

12.03                 In addition to the non-defaulting Party’s remedies under this Article, in the Event of Default with respect to a specific Transaction, the non-defaulting Party shall have the same rights with respect to such specific Transaction as it has under this Agreement in addition to the right to exercise all other rights and remedies available under applicable law.

ARTICLE XIII.
NOTICES

13.01                 Except as expressly provided otherwise, any notice, election or other correspondence required or permitted hereunder shall become effective upon receipt and, except invoices and payments, shall be deemed to have been properly given or delivered when made in writing and delivered personally to the Party to whom directed, or when sent by United States certified mail with all necessary postage prepaid and a return receipt requested, or by a nationally recognized overnight delivery service with charges fully prepaid and addressed to the Party at the below-specified address:

Notices to NCTC:
Northern Coal Transportation Company
c/o Rio Tinto Energy America Inc.
Attn: Contract Administration
8051 E. Maplewood Ave., Bldg. 4
Greenwood Village, CO 80111
Phone: (303) 713-5627
Fax: (303) 713-5772

With a copy to:
Rio Tinto Energy America Inc.
Attn: Legal Department
505 So. Gillette Ave.
Gillette, WY 82716

Scheduling to NCTC:
Northern Coal Transportation Company
Attn: Michael Stevermer
8051 E. Maplewood Ave., Bldg. 4
Phone: (303) 713-5608
Fax: (303) 713-5772

Notices to Heron Lake:
Heron Lake BioEnergy, LLC
201 10th Street
Heron Lake, MN 56137
Attn: Bob Ferguson
Phone: (507) 793-0077
Fax: (507) 793-0078

The addresses may be changed upon written notice in the manner provided above, and no amendment hereof shall be required for a change of address under this Article 13.

ARTICLE XIV.
COOPERATION

14.01                 Each Party agrees to take all further action that may be reasonably necessary to perform and to effectuate the purposes and intent of the Agreement, the Confirmation, and any particular Transaction.

ARTICLE XV.
WARRANTY, LIMITATION ON LIABILITY, DUTY TO MITIGATE & INDEMNIFICATION

15.01                 In no event shall either Party be liable to the other Party for incidental, consequential or punitive damages however and wherever arising out of, or in connection with, this Agreement or any Transaction.

15.02                 EXCEPT AS EXPRESSLY WARRANTED HEREIN, IT IS EXPRESSLY AGREED THAT SELLER MAKES NO WARRANTY EXPRESSED OR IMPLIED AS TO THE QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE COAL TO BE DELIVERED UNDER THIS AGREEMENT OR AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF SUCH COAL. SELLER SHALL NOT BE LIABLE FOR ANY INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS OR OVERHEAD, BY VIRTUE OF ITS BREACH OF ANY OF ITS OBLIGATIONS UNDER THE AGREEMENT. NOTHING IN THIS ARTICLE SHALL BE CONSTRUED AS LIMITING EITHER PARTY’S RIGHT, SUBJECT TO THE TERMS OF THIS AGREEMENT, TO SEEK DIRECT DAMAGES FOR THE OTHER PARTY’S BREACH OF ANY OF ITS OBLIGATIONS HEREUNDER.

15.03                 Each Party agrees it has a duty to mitigate damages and covenants. Each Party will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party’s performance or non-performance of the Agreement (except that neither Party shall be required to enter into a replacement transaction as provided under this Agreement).

15.04                 Each Party shall indemnify, defend, and hold the other Party harmless from and against any and all Claims arising out of or resulting from the willful acts or negligence of such Party, its agents, and employees.

ARTICLE XVI.
LIMITATION ON WAIVER

16.01                 No waiver by either Party of any one or more defaults of the other Party in the performance of this Agreement or any Transaction shall operate or be construed as a waiver of any future default, or defaults, whether of a like or different character.

ARTICLE XVII.
CONFIDENTIALITY

17.01                 This Agreement and any Confirmation are deemed confidential. The Parties shall protect the confidentiality of the terms of this Agreement and neither this Agreement or any of its terms shall be disclosed to any other person unless such disclosure is: (i) agreed to in writing by the Parties prior to release, (ii) required by law, (iii) required by jurisdictional regulation pursuant to the request of any regulatory authorities (including, without limitation, state utility commissions or boards, the Federal Energy Regulatory Commission, the U.S. Securities and Exchange Commission and tax authorities); to attorneys, auditors, consultants or other outside experts of the Parties if said individuals are advised of the confidential nature of the information and said individuals agree to maintain the confidentiality of the information; or to generating unit co-owner(s). Where the law requires such disclosure, notice shall be given to the other Party, and to the extent possible, such notice shall be given in advance of disclosure.

ARTICLE XVIII.
ENTIRETY, AMENDMENTS

18.01                 This Agreement constitutes the entire agreement between the Parties. This Agreement may not be amended except in a written instrument making reference hereto signed by the Parties.

ARTICLE XIX.
SUCCESSORS AND ASSIGNS

19.01                 This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns; provided, however, this Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE XX.
GOVERNING LAWS

20.01                 This Agreement shall be governed by and construed in accordance with the laws in the State of Wyoming.

ARTICLE XXI.
INTERPRETATION

21.01                 The Parties acknowledge that each Party and its counsel have reviewed this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

ARTICLE XXII.
SURVIVAL

22.01                 The provisions of Articles 12 through 21 and Article 22 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective, duly authorized representatives effective as of the date first written above.

Northern Coal Transportation Company		Heron Lake BioEnergy, LLC

By:	/s/ [AUTHORIZED SIGNATORY]	By:	/s/ Robert J. Ferguson
	Jeffrey D. Price	Title:	President Board of Governors
Vice President - Marketing, Government Affairs & Communications

Date:	3 July 2007	Date:	13 July 2007

CONFIRMATION LETTER

NCTC: N0005-1283

Seller:	Northern Coal Transportation Company	Buyer:	Heron Lake BioEnergy, LLC
	8051 E. Maplewood Avenue		201 10th Street
	Building 4		Heron Lake, MN 56137
Greenwood Village, Co 80111
		Attn:	Bob Ferguson
Attn:	Michael Stevermer	Phone:	(507) 793-0077
Phone:	(303) 713-5608	Fax: (507) 793-0078
Fax:	(303) 713-5772

This Confirmation Letter (“Confirmation”) shall confirm the transaction arranged December 20, 2006, between Northern Coal Transportation Company (“NCTC”) and Heron Lake BioEnergy, LLC (“Heron Lake”) pursuant to the Master Coal Purchase and Sale Agreement effective June 1, 2007. The terms and conditions of this transaction are as follows:

NCTC to sell and deliver and Heron Lake to purchase and receive coal from the Spring Creek Mine located in Big Horn County, Montana. Coal purchased under this Confirmation Letter is to be used by the Heron Lake Facility only.

Transaction Type:	Physical Coal

Product:	Sub-Bituminous coal; 9350 Btu/Lb. and 0.8 Lbs. SO2/mmBtu

Base Price:	Calendar Year	Base Price (per ton of coal)

	June 1, 2007 thru May 31, 2008	[***]

	June 1, 2008 thru May 31, 2009	[***]

	June 1, 2009 thru May 31, 2010	[***]

	June 1, 2010 thru May 31, 2011	[***]

	June 1, 2011 thru May 31, 2012	[***]

*All rail surcharges, escalations or any additional charges imposed by the railroads will be passed through to Buyer; fuel surcharges will be consistent with prevailing STB guidance.

*NCTC will use best efforts in negotiating any additional charges Imposed by the railroads.

Shipment Period:                June 1, 2007 through May 31, 2012

Quantity:                               A minimum of [***] tons per Calendar Year.

The first Calendar Year of this agreement shall be considered a “Test Year”, in which no minimum annual tonnage volume will be applicable. For the remaining Calendar Years of the Agreement, Heron Lake shall purchase a minimum of [***] tons per Calendar Year, with such minimum subject to adjustment based upon the actual amount of coal required by Heron Lake’s facility after the “Test Year.”

• Additional tonnage to be mutually agreed upon during the nomination process.

Delivery Point:	FOB at Ruebel, Minnesota

Topsize:	2” x 0” ASTM or 3” x 0” ASTM

Quality:	Coal Quality Specifications

	Typical	Reject

Btu/Lb	9,350

Lbs. SO2/mmBtu	0.8	> 1.00

Sodium	6.5 to 8.5%	> 8.5%

Other Provisions:	•	Nominations for actual tons are due from Heron lake by September 1 of each calendar year for the following calendar years tons.

	•	Rates are based on a maximum 4 day shipment unloading limit after constructive placement; if exceeded, $0.50 per ton will be added to the rate for the affected tonnage involved in such shipment.

	•	Any costs incurred after constructive placement will be the responsibility of Buyer.

•

Coal price for shipments shall be adjusted for deviations in Btu/lb from the “typical” specifications noted herein on the basis equivalent dollars per million Btu; for instance, the shipment of 9,250 Btu/lb coal in the first contract year shall result in a coal price of [***].

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR, AND EACH OF THE PARTIES WAIVES THE RIGHT TO SEEK INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES UNDER THIS AGREEMENT.

Please confirm that the terms and conditions stated herein accurately reflect your understanding of our agreement by signing and returning to Stephanie Houston at Seller’s address.

By:	/s/ Robert J. Ferguson	Date:	13 July 2007
Heron Lake BioEnergy, LLC

By:	/s/ [AUTHORIZED SIGNATORY]	Date:	13 July 2007
Northern Coal Transportation Company

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